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                      March 20, 2023

       Michael J. Alkire
       President and Chief Executive Officer
       Premier, Inc.
       13034 Ballantyne Corporate Place
       Charlotte, NC 28277

                                                        Re: Premier, Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2022
                                                            Filed August 16,
2022
                                                            File No. 001-36092

       Dear Michael J. Alkire:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services